EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963

MATTSON TECHNOLOGY, INC. REPORTS RESULTS FOR
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2015

FREMONT, Calif. - FEBRUARY 9, 2015 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the fourth quarter and year ended December 31, 2015.

Fourth Quarter 2015 Financial Results
Net revenue in the fourth quarter of 2015 was $32.0 million, representing a decrease of 18 percent compared to net revenue of $38.9 million in the third quarter of 2015 and a decrease of 41 percent compared to net revenue of $54.7 million in the fourth quarter of 2014.
Gross margin in the fourth quarter of 2015 was approximately 43 percent, an increase of 8 percentage points as compared to the 35 percent gross margin reported in the third quarter of 2015, and an increase of 10 percentage points as compared to the 33 percent gross margin reported in the fourth quarter of 2014. The Company defers upon shipment the amount of a customer order for which payment is deferred until customer acceptance, and then recognizes such revenue upon customer acceptance of the system. Gross margin in the fourth quarter of 2015 was positively impacted by a net benefit of such recognition from acceptance of previously shipped systems as compared to a small net deferral in the third quarter of 2015. Gross margin in the fourth quarter of 2015 also benefited from unexpected high margin revenue from spares, service and upgrades.
Total operating expense was $13.9 million in the fourth quarter of 2015, an increase of 18 percent compared to $11.8 million of total operating expense in the third quarter of 2015, and an increase of 7 percent compared to $13.1 million of total operating expense in the fourth quarter of 2014. Total operating expenses in the fourth quarter of 2015 included $2.5 million in costs associated with the merger agreement with Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership) ("E-Town Dragon"), which are recorded as restructuring and other charges in the accompanying financial statements.
Excluding these expenses associated with the merger agreement, non-GAAP operating expense was $11.4 million in the fourth quarter of 2015, which represents a decrease of 4 percent compared to $11.8 million in the third quarter of 2015 and a decrease of 13 percent compared to $13.1 million in the fourth quarter of 2014. Due to the absence of any restructuring and other charges in the third quarter of 2015 and the fourth quarter of 2014, there is no difference between GAAP and non-GAAP operating expense in these periods.
Net loss for the fourth quarter of 2015 was $0.6 million, representing net loss of $0.01 per share. This compares to net income of $2.0 million, or $0.03 per diluted share, in the third quarter of 2015, and net income of $5.0 million, or $0.07 per diluted share, as reported for the fourth quarter of 2014.
Non-GAAP net income for the fourth quarter of 2015 was $1.9 million, or $0.03 per diluted share. This compares with a non-GAAP net income of $0.03 and $0.07 per diluted share as reported in the third quarter of 2015 and the fourth quarter of 2014, respectively. Due to the absence of any expenses related to the merger agreement reported in either the third quarter of 2015 or the fourth quarter of 2014, there is no difference between GAAP and non-GAAP net income per diluted share for these periods.

Fiscal Year 2015 Financial Results
Net revenue in 2015 was $172.5 million, representing a decrease of 3 percent compared to $178.4 million in net revenue in 2014.
Gross margin for 2015 was 38 percent, a 5 percentage point increase compared to the 33 percent gross margin reported in 2014.
Total operating expense was $53.2 million in 2015, an increase of 9 percent compared to $48.7 million of total operating expense in 2014.
Excluding expenses associated with the merger agreement of $2.5 million, non-GAAP operating expense was $50.7 million for 2015, representing an increase of 5 percent compared to $48.3 million in 2014. Restructuring and other charges for 2015 and 2014 were $2.5 million (relating to the merger agreement) and $0.4 million, respectively.
Net income for 2015 was $10.3 million, representing net income of $0.13 per diluted share. This compares to a net income of $9.9 million, or net income of $0.14 per diluted share, in 2014.
In 2015, excluding $2.5 million in expense associated with the merger agreement, non-GAAP net income was $12.8 million, or $0.17 per diluted share. In 2014, excluding restructuring and other charges of $0.4 million, non-GAAP net income was $10.3 million, or $0.14 per diluted share.

Financial Outlook for the First Quarter of 2016

In light of the ongoing challenges in the semiconductor and semiconductor equipment industries, and particularly due to the continued postponement of orders from the Company’s largest customer, for the first quarter of 2016 the Company currently estimates revenue of $25 million, plus or minus $3 million, and a non-GAAP net loss per share of $0.06, plus or minus 2 cents. While the Company realized a net benefit in revenue from acceptance of previously shipped systems in the fourth quarter of 2015, the Company expects a net deferral of revenue in the first quarter of 2016. In addition, higher margin revenue from spares, service and upgrades in the first quarter of 2016 is expected to be lower than the fourth quarter of 2015. For these reasons, gross margin in the first quarter of 2016 is estimated at 31 percent plus or minus 2 points.

Use of Non-GAAP Measures

In addition to U.S. Generally Accepted Accounting Principles (GAAP) results, this press release contains certain non-GAAP financial measures. The Company's non-GAAP results for total operating expenses and net income/loss per share exclude amounts listed as restructuring and other charges in the accompanying tables. Management uses non-GAAP operating expenses and net income/loss per basic and diluted share to evaluate the Company's operating and financial results. The Company believes the presentation of non-GAAP results is useful to investors for analyzing business trends and comparing performance to prior periods, along with enhancing the investors' ability to view the Company's results from management's perspective. Restructuring and other charges in the fourth quarter of 2015, which represented costs associated with the announced merger with E-Town Dragon, were $2.5 million. There were no amounts recorded as restructuring and other charges in the third quarter of 2015 and fourth quarter of 2014. Restructuring and other charges for the years ended December 31, 2015 and 2014 were $2.5 million and $0.4 million, respectively.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: Dry Strip, Etch, Rapid Thermal Processing and Millisecond Anneal. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current- and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON / (510) 657-5900. Internet: www.mattson.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This news release contains forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to statements regarding the Company’s financial and operational projections and performance, technology, product performance and reliability, anticipated demand for the Company’s products, ability to convert new market opportunities and plans, strategies and objectives of management for future operations, cost-control initiatives, liquidity, uses of cash and availability and terms related to our existing line of credit. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially from those expressed or implied by such forward-looking statements and assumptions. Such risks and uncertainties include, but are not limited to: macroeconomic and geopolitical trends and events; end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company’s products; customer acceptance of delivered products and the Company’s ability to collect amounts due upon shipment and upon acceptance; the Company’s ability to timely manufacture, deliver and support ordered products; the Company’s ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company’s competitors; the Company’s ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company’s Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. The Company assumes no obligation to update the information provided in this news release.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	December 31, 2015	September 27, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net revenue	$32,049	$38,894	$54,747	$172,532	$178,404
Cost of goods sold	18,262	25,347	36,870	107,785	119,587
Gross margin	13,787	13,547	17,877	64,747	58,817
Operating expenses:
Research, development and engineering	4,364	4,033	5,607	18,831	19,426
Selling, general and administrative	7,059	7,812	7,453	31,870	28,866
Restructuring and other charges	2,526	—	—	2,526	412
Total operating expenses	13,949	11,845	13,060	53,227	48,704
Income (loss) from operations	(162)	1,702	4,817	11,520	10,113
Interest and other income (expense), net	(448)	540	216	(343)	107
Income (loss) before income taxes	(610)	2,242	5,033	11,177	10,220
Provision for (benefit from) income taxes	(16)	219	70	862	339
Net income (loss)	$(594)	$2,023	$4,963	$10,315	$9,881
Net income (loss) per share:
Basic	$(0.01)	$0.03	$0.07	$0.14	$0.14
Diluted	$(0.01)	$0.03	$0.07	$0.13	$0.13
Shares used in computing net income (loss) per share:
Basic	75,287	75,129	73,861	74,916	71,897
Diluted	75,287	76,546	75,486	76,815	73,403

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	December 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$33,427	$22,760
Accounts receivable, net	21,685	33,578
Advance billings	1,639	4,653
Inventories	50,020	40,579
Prepaid expenses and other current assets	6,057	9,767
Total current assets	112,828	111,337
Property and equipment, net	8,236	7,534
Restricted cash	1,811	1,993
Other assets	438	623
Total assets	$123,313	$121,487

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,912	$22,434
Accrued compensation and benefits	4,707	4,601
Deferred revenues, current	5,144	9,110
Other current liabilities	6,195	6,630
Total current liabilities	32,958	42,775
Deferred revenues, non-current	375	1,160
Other long-term liabilities	2,456	2,442
Total liabilities	35,789	46,377
Stockholders' equity	87,524	75,110
Total liabilities and stockholders' equity	$123,313	$121,487